Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2017 OPERATING RESULTS

OVERLAND PARK, Kan. – February 20, 2018 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year Highlights

•

Reported net loss of $16.1 million and net income of $1.5 million for the quarter and year ended December 31, 2017, respectively, a decrease compared to net income of $5.5 million and $24.7 million for the same periods of 2016. Net loss per basic and diluted share was $0.29 for the fourth quarter of 2017, compared to net income per basic and diluted share of $0.10 for the fourth quarter of 2016. Net income was $0.01 per basic and diluted share for the year ended December 31, 2017, compared to net income per basic and diluted share of $0.47 and $0.46, respectively, for the year ended 2016.

•

Reported Operating FFO of $45.9 million and $156.1 million for the quarter and year ended December 31, 2017, respectively, compared to Operating FFO of $35.4 million and $140.7 million for the quarter and year ended December 31, 2016. Operating FFO for the quarter and year ended December 31, 2017 on a fully diluted per share basis was $0.79 per share and $2.76 per share, respectively, an increase of 23.4% and 5.7% compared to Operating FFO per fully diluted share in the same periods of 2016. Operating FFO in the fourth quarter of 2017 and 2016 included a non-cash deferred tax benefit of $4.4 million and $0.2 million, respectively. Operating FFO for the years ended December 31, 2017 and 2016 included a non-cash deferred tax benefit of $9.8 million and $6.4 million, respectively. The Company’s 2017 tax benefit included $3.4 million attributable to the re-measurement of deferred tax assets (liabilities) as a result of a reduction in the U.S. corporate tax rate stemming from new tax legislation effective January 1, 2018.

•

Reported FFO of $16.4 million and $125.0 million for the quarter and year ended December 31, 2017, respectively, a decrease of 52.0% and 6.2% compared to FFO of $34.2 million and $133.2 million for the same periods in 2016. FFO for the quarter and year ended December 31, 2017 on a fully diluted per share basis was $0.28 per share and $2.21 per share, respectively, a decrease of 54.8% and 10.5% compared to FFO per fully diluted share of $0.62 and $2.47 for the same periods of 2016.

•	Reported Adjusted EBITDA of $57.5 million and $208.0 million for the quarter and year ended December 31, 2017, respectively, an increase of 18.8% and 12.8% compared to the same periods in 2016.

•	Reported NOI of $75.0 million and $281.3 million for the quarter and year ended December 31, 2017, respectively, an increase of 11.6% and 9.5% compared to the same periods in 2016.

•	Recognized total revenues of $118.9 million and $446.5 million for the quarter and year ended December 31, 2017, respectively, an increase of 12.8% and 11.0% compared to the same periods in 2016.

•

Signed new and modified renewal leases aggregating to $8.7 million of incremental annualized rent, net of downgrades, during the fourth quarter of 2017. Subsequent to December 31, 2017, the Company signed a lease to refill the previously vacated space in one of its leased facilities in Northern Virginia. Had the lease closed in the fourth quarter of 2017, as previously expected, fourth quarter 2017 net leasing would have exceeded $14 million.

“During 2017 we established the foundation for growth in Hyperscale and Hybrid Colocation which sets QTS up for strong execution in 2018 and beyond. The opportunity within Hyperscale remains significant and through our mega scale assets and an expanded footprint in key markets, we expect to play an integral role enabling future Hyperscale growth. In addition, by leveraging our industry-first software-defined data center platform and strategic partnerships with Hyperscale cloud providers and SDN-enabled exchange providers, QTS has the opportunity to deliver differentiated hybrid colocation solutions to the broader Enterprise sector,” said Chad Williams, Chairman and CEO of QTS.

1 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Williams added, “By re-focusing the organization around the two primary drivers of demand in our business, Hyperscale and Hybrid Colocation, QTS is positioned to deliver accelerating performance and enhanced long-term value creation for shareholders.”

Financial Results

Quarterly Results

Net loss recognized in the fourth quarter of 2017 was $16.1 million ($0.29 per basic and diluted share), compared to net income of $5.5 million ($0.10 per basic and diluted share) recognized in the fourth quarter of 2016.  Net loss for the fourth quarter of 2017 included debt restructuring expenses of approximately $20 million, primarily related to the replacement of the $300 million 5.875% senior notes with the $400 million 4.750% notes, compared to debt restructuring expenses of $0.2 million in the fourth quarter of 2016. The company incurred $9.4 million of transaction, integration and impairment costs in the fourth quarter of 2017, consisting of $6.5 million related to the write-off of customer specific assets and equipment largely as a result of a fourth quarter 2017 C3 customer churn event, $1.8 million related to the impairment of certain product related assets, $0.8 million in other miscellaneous restructuring charges and $0.3 million of acquisition and integration expenses, compared to transaction, integration, and impairment costs of $1.5 million in the fourth quarter of 2016. During the fourth quarter of 2017, the company recognized $4.4 million of income tax benefit, of which $3.4 million related to a one-time non-cash tax benefit attributable to the re-measurement of deferred tax assets (liabilities) as a result of a reduction in the U.S. corporate tax rate due to new tax legislation effective January 1, 2018, compared to $0.7 million of income tax benefit recognized in the fourth quarter of 2016. Additionally, fourth quarter results include contract modification fees of $5.2 million due to a customer’s location portability rights whereby the customer has elected to pay for an option to relocate some of its capacity within other QTS facilities.

QTS generated Operating FFO of $45.9 million, or $0.79 per fully diluted share, in the fourth quarter of 2017, which includes a non-cash tax benefit of approximately $4.4 million (of which $3.4 million related to a one-time non-cash tax benefit attributable to re-measurement of deferred tax assets (liabilities) due to new tax legislation), compared to Operating FFO of $35.4 million, or $0.64 per fully diluted share, for the fourth quarter of 2016, which included a non-cash tax benefit of approximately $0.2 million. Operating FFO for the fourth quarter of 2017 represents an increase of approximately 29.7% compared to the prior year. Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO was $0.72 per fully diluted share in the fourth quarter of 2017 compared to $0.63 per fully diluted share in the fourth quarter of 2016.

Additionally, QTS generated $57.5 million of Adjusted EBITDA in the fourth quarter of 2017, an increase of 18.8% compared to $48.4 million for the fourth quarter of 2016.

QTS generated total revenues of $118.9 million in the fourth quarter of 2017, an increase of 12.8% compared to $105.4 million in the fourth quarter of 2016. MRR as of December 31, 2017 was $31.7 million compared to MRR as of December 31, 2016 of $30.9 million.

2017 Results

Net income recognized for the year ended December 31, 2017 was $1.5 million ($0.01 per basic and diluted share), which included approximately $20 million of debt restructuring costs, $11.1 million of transaction, integration and certain impairment related costs and $9.8 million of income tax benefit, compared to net income of $24.7 million ($0.47 and $0.46 per basic and diluted share, respectively) recognized for the year ended December 31, 2016, which included approximately $0.2 million of debt restructuring costs, $10.9 million of transaction and integration costs and $10.0 million of income tax benefit.

QTS generated Operating FFO of $156.1 million, or $2.76 per fully diluted share, during the year ended December 31, 2017, which includes a non-cash tax benefit of approximately $9.8 million (of which $3.4 million related to a one-time non-cash tax benefit attributable to re-measurement of deferred tax assets (liabilities) due to new tax legislation), compared to Operating FFO of $140.7 million, or $2.61 per share, for the year ended December 31, 2016, which included a non-cash tax benefit of approximately $6.4 million. Operating FFO for 2017 represents an increase of approximately 10.9% compared to the prior year. Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO was $2.59 per fully diluted share for the year ended December 31, 2017 compared to $2.49 per fully diluted share for the year ended December 31, 2016.

Additionally, QTS generated $208.0 million of Adjusted EBITDA during the year ended December 31, 2017, an increase of 12.8% compared to $184.3 million during the year ended December 31, 2016.

2 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

QTS generated total revenues of $446.5 million during the year ended December 31, 2017, an increase of 11.0% compared to $402.4 million during the year ended December 31, 2016.

Leasing Activity

During the quarter and year ended December 31, 2017, QTS entered into new and modified customer leases representing approximately $8.7 million and $41.7 million, respectively, of incremental annualized rent, net of downgrades. Subsequent to December 31, 2017, the Company signed a lease to refill the previously vacated space in one of its leased facilities in Northern Virginia. Had the lease closed in the fourth quarter of 2017, as previously expected, fourth quarter 2017 net leasing would have exceeded $14 million. Blended pricing on new and modified leases signed during the fourth quarter was higher than the prior four quarter average, which was driven by a higher proportion of C2/C3 deals signed in the fourth quarter of 2017. Pricing of C2/C3 new and modified leases signed during the fourth quarter decreased compared to the prior four quarter average due primarily to several larger footprint C2 deals which tend to have a lower price per square foot compared to C3 deals.

During the quarter and year ended December 31, 2017, QTS renewed leases with total annualized rent of $15.3 million and $53.3 million at an average rent per square foot of $923 and $845, respectively, which was 1.2% and 1.5% higher than the annualized rent prior to their respective renewals. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digits as compared to pre-renewal pricing. Rental churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 2.8% for the fourth quarter of 2017, of which 1.2% related to a C3 customer who terminated due to liquidation. Rental churn was 8.4% for the year ended December 31, 2017, a significant portion of which was the result of a single customer termination in the first quarter of 2017 at one of the Company’s leased facilities in Northern Virginia, for which space was subsequently re-leased by the Company in the first quarter of 2018. Excluding this customer termination as well as the C3 customer churn due to liquidation in the fourth quarter of 2017, rental churn for the year ended December 31, 2017 would have been 4.7%.

During the quarter and year ended December 31, 2017, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $26.9 million and $119.1 million of annualized rent at $718 and $613 per square foot, respectively. Average pricing on QTS commenced leases during the fourth quarter of 2017 increased compared to the prior four quarter average primarily due to a larger mix of C2/C3 commencements which tend to have higher rate per square foot in comparison to C1 deals.

As of December 31, 2017, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2017) was approximately $3.9 million, or $46.8 million of annualized rent, and compares to $3.6 million, or $43.1 million of annualized rent, at December 31, 2016. The booked-not-billed balance is expected to contribute an incremental $21.7 million to revenue in 2018 (representing $30.6 million in annualized revenues), an incremental $4.5 million in 2019 (representing $7.0 million in annualized revenues), and an incremental $9.3 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the year ended December 31, 2017 the Company brought online approximately 13 megawatts of gross power and approximately 58,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $122 million. In addition, during the fourth quarter of 2017, the Company continued development of the Irving, Ashburn, Atlanta-Metro, Chicago, Piscataway and Fort Worth Facilities to have space ready for customers in 2018 and forward. The Company expects to bring an additional 124,000 raised floor NRSF into service in 2018 at an aggregate cost of approximately $265 million.

Relative to the redevelopment plan disclosed in the prior quarter, and as a result of the capital investments made in new markets during the second half of 2017, the Company did not in-service any capital during the fourth quarter of 2017 and has pushed out a portion of development space in Atlanta-Metro, Irving, Chicago and Piscataway that was previously scheduled to come online in the fourth quarter of 2017. The Company now expects this development space to be brought online during 2018 as part of its overall focus on capital efficiency and discipline.

During the year ended December 31, 2017, Company completed the acquisition of approximately 52 acres of land in Ashburn, Virginia. The land was acquired in two separate parcels. The first, which closed during the third quarter of 2017, consists of approximately 24 acres and was purchased for approximately $17 million. The second, which closed in October 2017, consists of

3 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

approximately 28 acres and was purchased for approximately $36 million to be used for future development. The Company has commenced development of a mega data center facility on the first 24 acre parcel and currently plans to deliver Phase 1 of development at the site, representing four megawatts of available utility power, by mid-2018. To date, QTS has pre-leased 2.2 megawatts, representing over 50% of Phase 1 development capacity. Ultimately, QTS believes the 24 acre parcel of land can support approximately 36 megawatts of gross power and 178,000 square feet of raised floor capacity upon completion.

The Company also completed the acquisition of two additional land parcels during the year ended December 31, 2017. During the third quarter of 2017, the Company completed the acquisition of approximately 84 acres of land in Phoenix, Arizona for $25 million to be used for future development. During the fourth quarter of 2017, QTS completed the acquisition of 92 acres of land in Hillsboro, Oregon at a purchase price of approximately $26 million.

In addition, in October 2017, QTS also completed the buyout of its Vault Campus in Dulles, Virginia, which is located approximately a quarter mile from the aforementioned Ashburn land purchases. The Company previously leased the property under a capital lease agreement and purchased it for approximately $34 million.

Balance Sheet and Liquidity

As of December 31, 2017, the Company’s total debt balance net of cash and cash equivalents was $1.2 billion, resulting in a net debt to annualized Adjusted EBITDA of 5.4x. This ratio compares to the 5.2x net debt to annualized Adjusted EBITDA reported in the third quarter of 2017 and remains in line with company expectations.

In March 2017, the Company established an “at-the-market” (“ATM”) equity offering program pursuant to which the Company may issue, from time to time, up to $300 million of its Class A common stock. Pursuant to this ATM program, during the fourth quarter of 2017, the Company issued 274,440 shares of QTS’ Class A common stock at a weighted average price of $55.48 per share which generated net proceeds of approximately $15.0 million. During the year ended December 31, 2017, the Company issued 2,036,121 shares of QTS’ Class A common stock through the ATM Program at a weighted average price of $53.88 per share which generated net proceeds of approximately $108.1 million.

In April 2017, QTS entered into interest rate swaps relating to $400 million of the Company’s term loan borrowings ($200 million related to each term loan). These swaps convert floating rate debt to fixed rate debt with an interest rate of approximately 3.5% from  January 2, 2018 through December 2021 and April 2022, respectively. Due to the effect of these swaps, as of December 31, 2017 approximately 65.3% of the Company’s currently outstanding debt carry a fixed interest rate beginning in January 2018.

In October 2017, the Operating Partnership, Quality Tech, LP, and QTS Finance Corporation (collectively, the “Issuers”), issued $400 million aggregate principal amount of 4.750% senior notes due November 15, 2025 (the “Notes”) in a private offering. The Notes have an interest rate of 4.750% per annum and were issued at a price equal to 100% of their face value. The net proceeds from the offering were used to fund the redemption and replacement of the Company’s 5.875% Senior Notes due 2022 and to repay a portion of the amount outstanding under the Company’s unsecured revolving credit facility. The Company incurred debt restructuring expenses in the fourth quarter of 2017 of approximately $20 million associated with issuance of the Notes, including a call premium to redeem the 5.875% Senior Notes due 2022.

In December 2017, the Company amended its unsecured credit facility, increasing the total capacity by $320 million and extending the respective terms for an additional year. The amended unsecured credit facility now has a total capacity of $1.52 billion and includes a $350 million term loan which matures in December 2022, another $350 million term loan which matures in April 2023, and an $820 million revolving credit facility which matures in December 2021, with a one year extension option. The unsecured credit facility also includes a $400 million accordion feature.

As of December 31, 2017, the Company had total available liquidity of approximately $697 million which was comprised of $689 million of available capacity under the Company’s unsecured revolving credit facility and approximately $8 million of cash and cash equivalents.

On February 20, 2018, the Company authorized payment of a regular quarterly cash dividend of $0.41 per share on its common stock for the first quarter of 2018. The $0.41 per share dividend is payable on April 5, 2018 to common stockholders of record at the close of business on March 22, 2018. The $0.41 per share dividend rate represents an increase of 5.1% over the 2017 quarterly per share dividend rate of $0.39 per share.

4 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Restructuring Plan

In conjunction with its fourth quarter 2017 earnings release, QTS has separately announced a restructuring plan to increase growth, profitability and predictability in the Company’s business, while also reducing complexity and simplifying the Company’s cost structure. Under the restructuring plan, the Company intends to realign its product offerings around Hyperscale and Hybrid Colocation, while exiting certain of its C3- Cloud and Managed Services offerings by the end of 2018, including some estimated colocation impact from customers using an integrated solution (which are now labeled as “Non-Core” offerings), and to implement a broader cost reduction initiative reflecting the Company’s simplified product set. Over the course of 2018, QTS plans to focus its guidance and disclosure of key performance metrics around its Core business, which includes its Hyperscale and Hybrid Colocation businesses, to isolate trends in the go-forward company.  QTS will separate out Non-Core business financials, which includes specific C3 products the Company plans to exit in addition to an estimate of C3-attached colocation revenue. Refer to the press release that was published for additional details.

2018 Guidance

In accordance with the restructuring plan described above, references to QTS’ “Core” business in the guidance below includes Hyperscale and Hybrid Colocation verticals, which generally includes QTS’s C1 and C2 business. References to QTS’ “Non-Core” business in the guidance below includes specific products within its C3 – Cloud and Managed Services business, as well as colocation revenue attached to specific C3 customers, which QTS plans to exit over the course of 2018 as part of its restructuring plan.

	2018 (1)
($ in millions except per share amounts)	Low	High
Core Revenue	$408	$422
Core Adjusted EBITDA	$218	$228
Core Operating FFO per fully diluted share	$2.55	$2.65
Capital Expenditures (2)	$425	$475

(1)	Guidance for the year ended December 31, 2018 excludes results from the Non-Core business unit.
(2)	Reflects cash capital expenditures and excludes expenditures from acquisitions.

The Company expects annual rental churn for the Core business of 3% to 6%, compared to its historical range of 5% to 8%. The Company expects capital expenditures of $425 million to $475 million, front end loaded in 2018 related to new development in Ashburn, VA and excluding additional success based development in Hillsboro, OR and Phoenix, AZ. The Company expects to maintain leverage in the mid-5x range over the course of 2018.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Conference Call Details

The Company will host a conference call and webcast on February 21, 2018, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8240964# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

5 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,100 customers primarily in North America.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Financial Officer

William Schafer – Executive Vice President – Finance and Accounting

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

6 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands except shares data)

	December 31,	December 31,
	2017 (1)	2016 (1)
ASSETS
Real Estate Assets
Land	$88,216	$74,130
Buildings, improvements and equipment	1,701,287	1,524,767
Less: Accumulated depreciation	(394,823)	(317,834)
	1,394,680	1,281,063
Construction in progress (2)	567,819	365,960
Real Estate Assets, net	1,962,499	1,647,023
Cash and cash equivalents	8,243	9,580
Rents and other receivables, net	47,046	41,540
Acquired intangibles, net	109,451	129,754
Deferred costs, net (3) (4)	41,545	38,507
Prepaid expenses	6,163	6,918
Goodwill	173,843	173,843
Other assets, net (5)	64,817	39,305
TOTAL ASSETS	$2,413,607	$2,086,470

LIABILITIES
Unsecured credit facility, net (4)	$825,186	$634,939
Senior notes, net of discount and debt issuance costs (4)	394,178	292,179
Capital lease, lease financing obligations and mortgage notes payable	10,565	38,708
Accounts payable and accrued liabilities	113,430	86,129
Dividends and distributions payable	22,222	19,634
Advance rents, security deposits and other liabilities	27,454	24,893
Deferred income taxes	4,611	15,185
Deferred income	25,305	21,993
TOTAL LIABILITIES	1,422,951	1,133,660

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 50,701,795 and 47,831,250 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	507	478
Additional paid-in capital	1,051,742	931,783
Accumulated other comprehensive loss	(1,283)	-
Accumulated dividends in excess of earnings	(173,552)	(97,793)
Total stockholders’ equity	877,414	834,468
Noncontrolling interests	113,242	118,342
TOTAL EQUITY	990,656	952,810
TOTAL LIABILITIES AND EQUITY	$2,413,607	$2,086,470

(1)

The balance sheet at December 31, 2017 and December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of December 31, 2017,  construction in progress included $163.6 million related to land acquisitions, including cost of subsequent development of that land, completed during the year ended December 31, 2017.

(3)

As of December 31, 2017 and December 31, 2016, deferred costs, net included $7.9 million and $7.0 million of deferred financing costs net of amortization, respectively, and $33.7 million and $31.5 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $11.6 million and $10.1 million at December 31, 2017 and December 31, 2016, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of December 31, 2017 and December 31, 2016, other assets, net included $57.4 million and $31.7 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets. During the quarter ended June 30, 2017, fixed assets and the associated accumulated depreciation related to the Duluth, GA facility aggregating to $10.6 million were moved from Real Estate Assets, net to Other assets, net as the facility was transitioned to corporate office space.

7 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(in thousands except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Revenues:
Rental	$90,078	$85,831	$78,622	$335,819	$295,723
Recoveries from customers	11,053	9,698	8,965	37,886	29,271
Cloud and managed services	15,421	16,224	16,340	65,466	68,488
Other (1)	2,359	2,014	1,516	7,339	8,881
Total revenues	118,911	113,767	105,443	446,510	402,363
Operating expenses:
Property operating costs	41,199	39,743	35,773	153,209	136,488
Real estate taxes and insurance	2,750	3,116	2,514	11,959	8,840
Depreciation and amortization	37,140	35,309	33,093	140,924	124,786
General and administrative (2)	20,820	21,652	21,450	87,231	83,286
Transaction, integration and impairment costs (3)	9,449	1,114	1,521	11,060	10,906
Total operating expenses	111,358	100,934	94,351	404,383	364,306

Operating income	7,553	12,833	11,092	42,127	38,057

Other income and expense:
Interest income	1	65	-	67	3
Interest expense	(8,049)	(7,958)	(6,125)	(30,523)	(23,159)
Debt restructuring costs (4)	(19,992)	-	(193)	(19,992)	(192)
Income (loss) before taxes	(20,487)	4,940	4,774	(8,321)	14,709
Tax benefit of taxable REIT subsidiaries (5)	4,374	2,454	707	9,778	9,976
Net income (loss)	(16,113)	7,394	5,481	1,457	24,685
Net (income) loss attributable to noncontrolling interests (6)	1,971	(887)	(675)	(175)	(3,160)
Net income (loss) attributable to QTS Realty Trust, Inc.	$(14,142)	$6,507	$4,806	$1,282	$21,525

Net income (loss) per share attributable to common shares:
Basic (7)	$(0.29)	$0.13	$0.10	$0.01	$0.47
Diluted (7)	(0.29)	0.13	0.10	0.01	0.46

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $2.3 million, $1.4 million and $1.5 million for the three months ended December 31, 2017,  September 30, 2017 and December 31, 2016, respectively.  Straight line rent was $6.1 million and $8.4 million for the year ended December 31, 2017 and 2016, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 17.5%,  19.0%, and 20.3% of total revenues for the three month periods ended December 31, 2017,  September 30, 2017 and December 31, 2016, respectively. General and administrative expenses were 19.5% and 20.7% of total revenues for the December 31, 2017 and 2016, respectively.

(3)

Transaction, integration and impairment costs – For the three months ended December 31, 2017, September 30, 2017, and December 31, 2016, the Company recognized $0.3 million, $0.1 million and $1.5 million, respectively, in transaction and integration costs. Transaction and integration costs were $0.9 million and $10.9 million for the years ended December 31, 2017 and 2016, respectively. The Company also recognized $9.1 million in other non-routine costs for the three months ended December 31, 2017, consisting of $6.5 million related to the write-off of customer specific assets/equipment, $1.8 million related to the impairment of certain product related assets and $0.8 million in other miscellaneous charges. The Company recognized $1.0 million in other non-routine costs for the three months ended September 30, 2017 related to the reassessment of prior years’ personal property taxes at its Sacramento, CA facility. No other non-routine costs were incurred in the quarter and year ended December 31, 2016.

(4)

Debt Restructuring Costs – Primarily includes prepayment fees and write offs of unamortized deferred financing costs associated with the early extinguishment and/or restructuring of certain debt instruments. The current year amounts primarily relate to a prepayment penalty as well as write off of existing unamortized deferred financing costs and debt discount associated with the replacement of the $300 million 5.875% senior notes with the $400 million 4.750% senior notes.

(5)

Tax benefit of taxable REIT subsidiaries – The Company’s non-cash deferred tax benefit, in both the current year and the prior year, relate to recorded operating losses which include certain transaction and integration costs. In addition, during the fourth quarter of 2017, the Company recorded a one-time non-cash tax benefit of $3.4 million attributable to the re-measurement of deferred tax assets (liabilities) as a result of a reduction in the U.S. corporate tax rate from 35% as of December 31, 2016 to 21% as of December 31, 2017 due to new tax legislation effective January 1, 2018.

(6)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 11.4% and 12.4% as of December 31, 2017 and 2016, respectively.
(7)	The calculation of net income per share excludes the effects of participating securities.

8 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income (loss)	$(16,113)	$7,394	$5,481	$1,457	$24,685
Other comprehensive income (loss):
Increase (decrease) in fair value of interest rate swaps	336	(286)	—	(1,449)	—
Comprehensive income (loss):	(15,777)	7,108	5,481	8	24,685
Comprehensive (income) loss attributable to noncontrolling interests	1,925	(850)	(675)	(1)	(3,160)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(13,852)	$6,258	$4,806	$7	$21,525

9 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

10 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
FFO
Net income (loss)	$(16,113)	$7,394	$5,481	$1,457	$24,685
Real estate depreciation and amortization	32,539	31,237	28,703	123,555	108,474
FFO	16,426	38,631	34,184	125,012	133,159

Debt restructuring costs	19,992	-	193	19,992	193
Transaction, integration and impairment costs	9,449	1,114	1,521	11,060	10,906
Tax benefit associated with transaction and integration costs	-	-	(525)	-	(3,592)
Operating FFO *	45,867	39,745	35,373	156,064	140,666

Maintenance Capex	(848)	(2,193)	(2,613)	(5,009)	(5,059)
Leasing commissions paid	(6,299)	(5,592)	(5,154)	(20,115)	(18,751)
Amortization of deferred financing costs and bond discount	925	992	912	3,868	3,545
Non real estate depreciation and amortization	4,601	4,071	4,390	17,369	16,313
Straight line rent revenue and expense and other	(2,054)	(1,149)	(984)	(4,967)	(6,794)
Tax benefit from operating results	(4,374)	(2,454)	(181)	(9,778)	(6,384)
Equity-based compensation expense	3,356	3,693	2,697	13,863	10,584
Adjusted Operating FFO *	$41,174	$37,113	$34,440	$151,295	$134,120

Fully diluted weighted average shares	57,784	56,833	55,572	56,546	53,962
Operating FFO per diluted share	$0.79	$0.70	$0.64	$2.76	$2.61

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

11 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) (computed in accordance with GAAP) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of the Company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which it refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
EBITDA and Adjusted EBITDA
Net income (loss)	$(16,113)	$7,394	$5,481	$1,457	$24,685
Interest expense	8,049	7,958	6,125	30,523	23,159
Interest income	(1)	(65)	-	(67)	(3)
Tax benefit of taxable REIT subsidiaries	(4,374)	(2,454)	(707)	(9,778)	(9,976)
Depreciation and amortization	37,140	35,309	33,093	140,924	124,786
EBITDA	24,701	48,142	43,992	163,059	162,651

Debt restructuring costs	19,992	-	194	19,992	193
Equity-based compensation expense	3,356	3,693	2,697	13,863	10,584
Transaction, integration and impairment costs	9,449	1,114	1,521	11,060	10,906
Adjusted EBITDA	$57,498	$52,949	$48,404	$207,974	$184,334

12 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP.

A reconciliation of net income to NOI is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net Operating Income (NOI)
Net income (loss)	$(16,113)	$7,394	$5,481	$1,457	$24,685
Interest expense	8,049	7,958	6,125	30,523	23,159
Interest income	(1)	(65)	-	(67)	(3)
Depreciation and amortization	37,140	35,309	33,093	140,924	124,786
Debt restructuring costs	19,992	-	194	19,992	193
Tax benefit of taxable REIT subsidiaries	(4,374)	(2,454)	(707)	(9,778)	(9,976)
Transaction, integration and impairment costs	9,449	1,114	1,521	11,060	10,906
General and administrative expenses	20,820	21,652	21,450	87,231	83,286
NOI (1)	$74,962	$70,908	$67,157	$281,342	$257,036
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,845	$18,588	$20,187	$80,648	$81,074
Atlanta-Suwanee data center	12,778	12,206	11,937	48,365	45,760
Richmond data center	12,613	11,687	8,324	40,919	30,752
Irving data center	9,666	8,707	4,952	32,870	16,608
Dulles data center	5,744	5,630	4,877	21,672	19,384
Leased data centers (2)	2,238	2,648	5,504	12,006	24,131
Santa Clara data center	2,653	2,741	3,325	11,378	13,703
Piscataway data center	2,286	2,427	2,871	9,395	5,627
Princeton data center	2,391	2,415	2,364	9,598	9,544
Sacramento data center	1,664	1,525	1,892	6,804	7,734
Chicago data center	1,445	1,285	324	4,652	167
Fort Worth data center	(7)	94	3	268	3
Other facilities (3)	646	955	597	2,767	2,549
NOI (1)	$74,962	$70,908	$67,157	$281,342	$257,036

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.6 million, $5.5 million and $5.3 million for the three month periods ended December 31, 2017,  September 30, 2017 and December 31, 2016, respectively, and $21.6 million and $20.6 million for the year ended December 31, 2017 and 2016, respectively.

(2)

At December 31, 2017 includes 11 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item. In October 2017, the Company finalized the buyout of the Vault facility in Dulles, VA that was previously subject to a capital lease agreement, and as such, has moved it to a separate “Dulles data center” line item.

(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.

13 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Recognized MRR in the period
Total period revenues (GAAP basis)	$118,911	$113,767	$105,443	$446,510	$402,363
Less: Total period recoveries	(11,053)	(9,698)	(8,965)	(37,886)	(29,271)
Total period deferred setup fees	(2,979)	(2,659)	(2,636)	(10,690)	(9,172)
Total period straight line rent and other	(9,442)	(6,982)	(2,867)	(22,848)	(16,589)
Recognized MRR in the period	95,437	94,428	90,975	375,086	347,331

MRR at period end
Total period revenues (GAAP basis)	$118,911	$113,767	$105,443	$446,510	$402,363
Less: Total revenues excluding last month	(78,746)	(76,912)	(69,465)	(406,345)	(366,385)
Total revenues for last month of period	40,165	36,855	35,978	40,165	35,978
Less: Last month recoveries	(3,175)	(2,631)	(3,247)	(3,175)	(3,247)
Last month deferred setup fees	(1,123)	(893)	(968)	(1,123)	(968)
Last month straight line rent and other	(4,159)	(1,704)	(873)	(4,159)	(873)
MRR at period end	$31,708	$31,627	$30,890	$31,708	$30,890

14 QTS Q4 Earnings 2017	Contact: IR@qtsdatacenters.com